UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) : August 27, 2018

Icagen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54748	20-0982060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4222 Emperor Blvd., Suite
350 Research Triangle Park,

Durham, NC 27703

(Address of principal executive offices)

(zip code)

(919) 941-5206

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement for Series C Preferred Stock and Warrant

On August 27, 2018, Icagen, Inc., a Delaware corporation (the “Company”), closed the fourth tranche of its preferred stock and warrant offering of a maximum of forty (40) units and entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company issued to one of its directors and one individual that beneficially owns in excess of ten percent of the Company’s common stock (3) one and a half units each, at a purchase price of $100,000 per unit, each unit consisting of approximately 28,571 shares of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) and a seven year warrant (the “Warrant”) to acquire approximately 28,571 shares of the Company’s common stock, par value, $0.001 per share, at an exercise price of $3.50 per share. An aggregate of 85,714 shares of Series C Preferred Stock and warrants to purchase an aggregate of 85,714 shares of common stock were sold at the closing. The gross cash proceeds to the Company from the sale of the three (3) units was $300,000. The Company had previously sold 25 Units for aggregate gross proceeds of $2,500,000.

The Series C Preferred Stock ranks senior to the shares of the Company’s common stock and any other class or series of stock issued by the Company with respect to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs. Holders of Series C Preferred Stock will be entitled to a cumulative dividend at the rate of 12.0% per annum, as set forth in the Certificate of Designation of Powers, Preferences and Rights of Series C Convertible Preferred Stock classifying the Series C Preferred Stock (the “Certificate of Designation”). The Series C Preferred Stock is convertible at the option of the holders at any time into such number of shares of common stock as shall be equal to $3.50 plus any accrued and unpaid dividends on such share of Series C Preferred Stock (the “Accreted Value”) divided by the conversion price, which initially shall be $3.50 per share, subject to certain customary anti-dilution adjustments. In addition, the Series C Preferred Stock automatically converts into shares of the Company’s common stock based upon the then effective conversion price upon the (i) closing of a sale of shares of common stock to the public in a Qualifying Public Offering (as defined below) or a reverse merger into a publicly reporting company that has its common stock listed or quoted and traded on a Trading Market (as such term is defined in the Certificate of Designation) or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding shares of Series C Preferred Stock (the “Requisite Holders ” ). A “Qualifying Public Offering ” is defined as the first firm commitment underwritten public offering by the Company on or following the initial issuance date of the Series C Preferred Stock in which shares of common stock are sold for the Company’s account solely for cash to the public resulting in proceeds to it and/or the Company’s subsidiary, Icagen-T, Inc. of no less than $8,000,000 (after deduction only of underwriter discounts and commissions) and where the shares of common stock registered under the Securities Act of 1933, as amended (the “Securities Act”), and sold in such public offering are simultaneously listed and commence trading on a Trading Market (as such term is defined in the Certificate of Designation).

In the event of the Company’s liquidation, dissolution or winding-up, holders of the Series C Preferred Stock are entitled to a preference on liquidation equal to $5.25 per share of Series C Preferred Stock plus all accrued and unpaid dividends.

Each holder of Series C Preferred Stock has the right to cast the number of votes equal to three times the number of shares into which the Series C Preferred Stock is convertible and has the right to elect one director on the Company’s Board of Directors. The Company cannot take the following actions without the approval of the Requisite Holders and the consent of the Company’s Board of Directors, including the Series C Preferred Stock director: (i) liquidate, dissolve or wind up the Company’s business, (ii) amend the Company’s Certificate of Incorporation or Bylaws, (iii) create any new class of stock unless it ranks junior to the Series C Preferred Stock with respect to dividends and liquidation, (iv) amend or alter any class of stock pari passu with the Series C Preferred Stock to make it senior with respect to dividends and liquidation, (v) purchase or redeem any other shares of the Company’s stock, or (vi) increase the size of the Company’s Board of Directors.

Upon the occurrence of a Cash Liquidity Event (as defined below), the holders of the Series C Preferred Stock can require the Company to redeem their shares of Series C Preferred Stock for a price per share equal to $5.25, subject to adjustments. In addition, the Company has the right to redeem the shares of Series C Preferred at any time for a price per share equal to $5.25 subject to adjustments. A “Cash Liquidity Event” is defined as the closing of any sale, lease or licensing transaction relating to a single asset or multiple assets other than in the Company’s ordinary course of business, including, but not limited to a sale of a building, sale of biological assets or other upfront payments, resulting in aggregate gross proceeds received by the Company at closing or closings in a transaction or transactions during any twelve (12) month period in excess of $40,000,000.

As part of the Units, the Company issued the Warrant to the Purchaser to purchase shares of the Company’s common stock at an initial exercise price of $3.50 per share (subject to applicable adjustments) (the “Exercise Price”). The Warrants expire seven (7) years after the issuance date.

In addition, subject to limited exceptions, a holder of the Warrant will not have the right to exercise any portion of the Warrant if such holder, together with its affiliates, would beneficially own in excess of the Beneficial Ownership Limitation (as defined in the Warrant).  A holder of the Warrant may adjust the Beneficial Ownership Limitation upon not less than sixty one (61) days’ prior notice to the Company, provided that such Beneficial Ownership Limitation in no event shall exceed 9.99%.

The Warrant also contains certain anti-dilution provisions that apply in connection with any stock split, stock dividend, stock combination, recapitalization and issuances of securities at prices below the conversion price or similar transactions.

If, at the time a holder exercises its Warrant, there is no effective registration statement registering for an issuance of the shares underlying the Warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrant. If the Company fails to timely deliver the shares underlying the Warrant, it will be subject to certain buy-in provisions.

The Warrant also provides that the Company will not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity (as defined in the Warrant) assumes in writing all of the obligations of the Company under the Warrant and the other Transaction Documents (as defined in the Securities Purchase Agreement) pursuant to written agreements in form and substance satisfactory to the Purchaser, including agreements to deliver to the Purchaser in exchange for the Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrant; (ii) the Company or the Successor Entity (as the case may be) agrees at the election of the Company or the Successor Entity (as the case may be) to purchase the Warrant from the Purchaser by paying to the Purchaser cash in an amount equal to the Black Scholes Value (as defined in the Warrant); or (iii) a Purchaser, at its election, requires the Company or the Successor Entity (as the case may be) to purchase the Warrant from the Purchaser by paying to the Purchaser cash in an amount equal to the Black Scholes Value.

Pursuant to the terms of the Purchase Agreement, the Company granted to the holders of the Series C Preferred Stock certain demand registration and piggyback registration rights, subject to certain rights of the Company’s lender.

The foregoing descriptions of the terms of the Certificate of Designation of Series C Convertible Preferred Stock, the Warrant and the Purchase Agreement does not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Designations, and forms of Warrant and Purchase Agreement, copied of each of which are filed as exhibits 3.1, 4.1 and 10.1, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2018.

The transaction contemplated by the Purchase Agreement closed and funded on August 27, 2018.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On August 27, 2018, the Board of Directors of the Company authorized the implementation of certain cost saving measures which included a reduction in staff of 9 employees, or approximately 18% of the workforce of one of its subsidiaries as the result of a comprehensive business review to improve financial performance, increase operational efficiencies and strengthen the Company’s value proposition. The implementation of the staff reduction was started on August 29, 2018 and will be completed on September 7, 2018.

Conditional on the execution of a release of potential claims, all employees whose employment is being terminated as part of the workforce reduction will be provided with severance pay and benefits.

The Company estimates the staff reductions will result in savings of approximately $2.4 million in cash operating expenses on a going forward basis, with estimated one-time severance and related costs related to the restructuring of approximately $0.57 million expected to be recorded in the third quarter of 2018. The Company does not anticipate that there will be any further material future cash expenditure associated with the workforce reduction. The estimated savings and costs noted above are subject to a number of assumptions. Actual results and experience may differ materially as a result of various factors, the Company may incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.02 in its entirety. The Series C Preferred Stock and the Warrant were, and any shares of common stock underlying the Series C Preferred Stock and the Warrant will be, issued in a transaction exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. The Purchaser has represented that it was an “accredited investor,” as defined in Regulation D, and was acquiring the securities described herein for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the shares of Series C Preferred Stock and the Warrant and any shares of common stock underlying the Series C Preferred Stock and the Warrant have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 8-K nor the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of Series C Preferred Stock, the Warrant or shares of common stock or any other securities of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

3.1	Certificate of Designation of Powers, Preferences and Rights of Series C Convertible Preferred Stock (Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission on April 9, 2018 (File No. 000-54748)

4.1	Form of Warrant (Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission on April 9, 2018 (File No. 000-54748)

10.1	Form of Securities Purchase Agreement by and between Icagen, Inc. and the Purchaser named therein (Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission on April 9, 2018 (File No. 000-54748)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAGEN, INC.

Dated: August 31, 2018	By:	/s/ Mark Korb
	Name:	Mark Korb
	Title:	Chief Financial Officer

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